UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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FRED’S, INC.

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4300 NEW GETWELL ROAD

MEMPHIS, TENNESSEE 38118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Wednesday, June 17, 2015

TO THE SHAREHOLDERS OF FRED’S, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Fred’s, Inc. (the “Company” or “Fred’s”) will be held at the Holiday Inn Express, 2192 S. Highway 441, Dublin, Georgia, on Wednesday, June 17, 2015, at 5:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect the Company’s Board of Directors;

2.	To ratify the designation of BDO USA, LLP as our independent registered public accounting firm of the Company, as described in the Proxy Statement;

3.	To advise by vote on executive compensation, as described in the Proxy Statement; and

4.	To consider and act upon any other matters which properly come before the Annual Meeting or any adjournment of the meeting.

The accompanying Proxy Statement contains further information with respect to these matters.

Only shareholders of record at the close of business on May 1, 2015 will be entitled to vote at the meeting or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Our Proxy Statement, Annual Report to shareholders and proxy card are available on www.fredsinc.com/shareholders.

By order of the Board of Directors,

Mark C. Dely
Secretary

May 20, 2015

FRED’S, INC.

4300 NEW GETWELL ROAD

MEMPHIS, TENNESSEE 38118

PROXY STATEMENT

For Annual Meeting of Shareholders, June 17, 2015

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Fred’s, Inc. (the “Company” or “Fred’s”) to be voted at the Annual Meeting of Shareholders to be held on June 17, 2015, at 5:00 p.m., Eastern Daylight Time, at the Holiday Inn Express, 2192 S. Highway 441, Dublin, Georgia, or any adjournment thereof (the “Annual Meeting”). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Class A common stock (“Common Stock”) will be necessary to constitute a quorum.

All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted “FOR” Proposals 1, 2 and 3. The Board of Directors does not know of any business to be brought before the Annual Meeting, other than as indicated in the notice, but it is intended that, as to any other such business properly brought before the meeting, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance by the shareholder at the meeting (with proper identification) and his request for the return of his proxy or his request for a ballot.

A copy of this Proxy Statement and the enclosed Proxy Card are first being sent to shareholders on or about May 20, 2015.

Voting Securities

Only shareholders of record at the close of business on May 1, 2015 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding and entitled to vote at the Annual Meeting 37,155,592 shares of Common Stock. Each share of Common Stock is entitled to one vote for all matters before the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to specified shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. The ratification of BDO USA, LLP as our independent registered public accounting firm and the advisory vote on executive compensation will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes have no effect on the vote for the election of Directors, the ratification of BDO USA, LLP as the independent registered public accounting firm of Fred’s or the advisory vote on executive compensation.

Ownership of Common Stock by Directors,

Officers and Certain Beneficial Owners

The following table sets forth the Common Stock beneficial ownership known to the Company as of May 1, 2015, by (i) beneficial owners of more than five percent of the outstanding Common Stock, (ii) each director, (iii) each of the persons named in the Summary Compensation Table, and (iv) all directors and executive officers of Fred’s as a group.

	Shares of Common Stock Beneficially Owned (1)
	Number of Shares
Beneficial Owner	Options (2)	Total (3)	Percent (4)
Heartland Advisors, Inc. (5)	—	4,310,308	11.6%
Wellington Management Co., LLP (6)		4,106,083	11.0%
BlackRock, Inc. (7)		3,715,294	10.0%
Dimensional Fund Advisors LP (8)		3,087,166	8.3%
The Vanguard Group, Inc. (9)		2,363,691	6.4%
National Rural Electric Cooperative Association (10)		2,231,569	6.0%
T. Rowe Price Associates, Inc. (11)	—	2,204,324	5.9%
Michael J. Hayes (12)	—	1,637,166	4.4%
Thomas H. Tashjian	—	317,611	*
Jerry A. Shore	12,500	111,224	*
Michael K. Bloom	—	59,207	*
B. Mary McNabb	—	23,400	*
Michael T. McMillan	—	23,000	*
Steven R. Fitzpatrick	2,500	19,500	*
Craig L. Barnes	—	19,345	*
Mark C. Dely	6,100	17,324	*
John R. Eisenman	—	14,500	*
Sherri L. Tagg	—	14,096	*
Rick A. Chambers	—	6,685	*
All Directors and Executive Officers	50,015	2,361,856	6.3%
As a Group (28 persons)

*	Less than 1%
(1)	As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition, of a security. Except as otherwise indicated, all persons listed above have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock. The address for all except Heartland Advisors, Inc., Wellington Management Co., LLP, BlackRock, Inc., Dimensional Fund Advisors LP, The Vanguard Group, Inc., The National Rural Electric Cooperative Association, and T. Rowe Price Associates, Inc. is 4300 New Getwell Rd., Memphis, TN 38118. The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, WI 53202, Wellington Management Co., LLP is 280 Congress St., Boston, Massachusetts 02210, BlackRock Inc. is 55 East 52nd Street, New York, New York, 10022, Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746, The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern Pennsylvania 19355, National Rural Electric Cooperative Association, 4301 Wilson Boulevard, Arlington, Virginia, 22203, and T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(2)	Represents stock options that are exercisable within sixty (60) days of May 1, 2015.
(3)	Includes stock options that are exercisable by beneficial owners within sixty (60) days of May 1, 2015.
(4)	Based on outstanding shares of Common Stock as of May 1, 2015 (37,155,592) and the respective options exercisable within sixty (60) days of May 1, 2015 for the individual being tested.
(5)	This information is based on Schedule 13G/A filed on February 13, 2015 by Heartland Advisors, Inc. which reported that as of December 31, 2014, it had shared power to vote or direct the vote of 4,262,398 shares and shared power to dispose of or direct the disposition of 4,310,308 shares.
(6)	This information is based on Schedule 13G/A filed on February 12, 2015 by Wellington Management Group LLP which reported that as of December 31, 2014, it had shared power to vote or direct the vote of 3,160,883 shares and shared power to dispose of or direct the disposition of 4,106,083 shares.
(7)	This information is based on Schedule 13G/A filed on January 9, 2015 by BlackRock, Inc. which reported that as of December 31, 2014, it had sole power to vote or direct the vote 3,612,550 shares and sole power to dispose of or direct the disposition of 3,715,294 shares.
(8)	This information is based on Schedule 13G/A filed on February 5, 2015 by Dimensional Fund Advisor LP which reported that as of December 31, 2014, it had sole power to vote or direct the vote of 2,984,347 shares and sole power to dispose of or direct the disposition of 3,087,166 shares.
(9)	This information is based on Schedule 13G/A filed on February 10, 2015 by The Vanguard Group, Inc. which reported that as of December 31, 2014, it had sole power to vote or direct the vote of 55,461 shares, sole power to dispose of or direct the disposition of 2,312,130 shares, and shared power to dispose or to direct the disposition of 51,561 shares.

(10)	This information is based on Schedule 13G/A filed on February 17, 2015 by National Rural Electric Cooperative Association which reported that as of December 31, 2014, it had sole power to vote or direct the vote of 2,231,569 shares and sole power to dispose of or direct the disposition of 2,231,569 shares.
(11)	This information is based on Schedule 13G/A filed on February 12, 2015 by T. Rowe Price Associates, Inc. which reported that as of December 31, 2014, it had sole power to vote or direct the vote of 695,269 shares and sole power to dispose of or direct the disposition of 2,204,324 shares.
(12)	Includes 126,018 shares owned by Mr. Hayes’ wife and 36,812 shares owned by Memphis Retail Limited Partnership which are attributable to Mr. Hayes and two of his children.

PROPOSAL 1 - ELECTION OF DIRECTORS

Seven Directors, constituting the entire Board of Directors, are to be elected at the 2015 Annual Meeting to serve one year or until their successors are elected and qualified. In selecting potential candidates for election to the Board of Directors the Nominating Committee considers the potential nominee’s judgment, integrity, experience, independence, understanding of the Company’s business and industry and other factors as more fully described below. Upon the recommendation of the Nominating Committee, the Board of Directors has nominated each of the following nominees. These nominees all served on the Board of Directors in 2014 and were elected by the shareholders at the 2014 Annual Meeting. The Board of Directors believes that the combinations of the various qualifications, skills and experiences would contribute to an effective, balanced and well-functioning Board of Directors.

Nominee	Age	Title
Michael J. Hayes	73	Director and Chairman of the Board
John R. Eisenman	73	Director
Thomas H. Tashjian	60	Director
B. Mary McNabb	66	Director
Michael T. McMillan	55	Director
Steven R. Fitzpatrick	55	Director
Jerry A. Shore	62	Director, Chief Executive Officer

Business Experience, Directorships for the last five years and Reasons for Nomination

Michael J. Hayes was elected a Director of the Company in January 1987 and was named Chairman of the Board in November 2001. Mr. Hayes was the Chief Executive Officer from October 1989 through January 2009 and served as a Managing Director of the Company from 1989 to 2002 when that position was eliminated. He was previously employed by Oppenheimer & Company, Inc. in various capacities from 1976 to 1985, including Managing Director and Executive Vice President - Corporate Finance and Financial Services. Chairman Hayes’ considerable experience with Fred’s and his years spent on Wall Street position him to serve as Chairman and guide the Board in its critical mission of protecting the shareholders.

John R. Eisenman is involved in real estate investment and development located in Greensboro, North Carolina. Mr. Eisenman has been engaged in commercial and industrial real estate brokerage and development since 1983. Previously, he founded and served as President of Sally’s, a chain of fast food restaurants, from 1976 to 1983, and prior thereto held various management positions in manufacturing and in securities brokerage. Mr. Eisenman has served as a Director since the Company’s initial public offering in March 1992. Mr. Eisenman was selected to serve on our Board because of this retail experience as well as his ability to advise the Board on real estate matters affecting the Company.

Thomas H. Tashjian was elected a Director of the Company in March 2001. Mr. Tashjian is a private investor. Prior to 2001, he served as a Managing Director and Consumer Group Leader at Banc of America Montgomery Securities in San Francisco. Prior to that, Mr. Tashjian held similar positions at First Manhattan Company, Seidler Companies, and Prudential Securities. In those roles, Mr. Tashjian dealt with corporate governance and financial matters on a regular basis. Mr. Tashjian’s earlier retail operating experience was in discount retailing at the Ayrway Stores, which were acquired by Target Corporation, and in the restaurant business at Noble Roman’s. He is a graduate of the Director’s Consortium of the Stanford Graduate School of Business and is a member of the Society of Corporate Secretaries and Governance Professionals. Mr. Tashjian is qualified as a member of Fred’s Board of Directors because of his two decades of financial research experience as a noted institutional investment analyst for several major investment banking companies, as well as his standing as a financial expert and corporate governance expert.

B. Mary McNabb was elected a Director of the Company in April 2005. Ms. McNabb is currently the owner and operator of Tai Shan Farms, Inc. Previously, she served as Chief Executive Officer for Kid’s Outlet, California. Kid’s Outlet, California filed for bankruptcy on May 14, 2009. Prior to that, she served as Executive Vice President and a Director of The Mowbray Group from 2004-2005, a California-based retail consulting firm that specializes in problem-solving, cost reductions, importing, and retail management. She has served as a member of the Board of Directors of C-ME (Cyber Merchants Exchange). Ms. McNabb was formerly Executive Vice President of Merchandising and Marketing for Factory 2-U, Vice President of sourcing for S-Q of California, and West Coast Manager/Buyer for One Price Clothing, Inc. Ms. McNabb brings a wealth of retail experience to our Board, with specific experience in the soft lines areas of our business. Ms. McNabb also brings executive leadership experience to the Board.

Michael T. McMillan was elected a Director of the Company in February 2007. Mr. McMillan currently serves as Senior Director of Franchise Development for Pepsi-Cola North America, a Division of PepsiCo, where he has spent the last 30 years in various roles including marketing, sales, franchise development, and general management of its bottling operations. Mr. McMillan was chosen to serve on our Board because of his experience in sales and marketing.

Steven R. Fitzpatrick was elected to the Board of Directors in May 2012. Steven Fitzpatrick was the President of Accredo Health Group, Inc., Medco’s fast-growing specialty pharmacy organization, a position he held until he retired in July 2011. Prior to joining Accredo, Mr. Fitzpatrick held senior management positions with Abbott Laboratories, Block Medical, PharmaThera and Nations Healthcare. Mr. Fitzpatrick has an MBA from Northwestern University and successfully passed the CMA and CPA accounting exams. Mr. Fitzpatrick’s brings extensive experience in the pharmaceutical industry, including specialty pharmacy services, as well as financial and management experience to the Board.

Jerry A. Shore was named Chief Executive Officer in October 2014 and joined the Board of Directors in November 2014. Mr. Shore started with the Company in April 2000 as Executive Vice President and Chief Financial Officer. In January 2014, Chief Operating Officer was added to his responsibilities. Prior to joining the Company, Mr. Shore was employed by Wang’s International, a major importing and wholesale distribution company as Chief Financial Officer from 1989 to 2000, and in various financial management capacities with IPS Corp., and Caterpillar, Inc. from 1975 to 1989. Mr. Shore is a CPA. He brings extensive experience with Fred’s and the retail industry as well as financial and accounting expertise to the Board.

If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by Fred’s Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. Fred’s has no reason to believe that any nominee will be unable to serve as a director.

The Company expects its directors to attend the Annual Meeting, however there is not a formal policy requiring attendance. All directors were present for the 2014 Annual Meeting of Shareholders.

For information concerning the number of shares of Common Stock owned by each director, and all directors and executive officers as a group as of May 1, 2015, see “Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners.” There are no family relationships between any directors or executive officers of Fred’s.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

ELECTION OF THE NOMINEES TO FRED’S BOARD OF DIRECTORS.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports of beneficial ownership of Fred’s Common Stock and written representations furnished to Fred’s by its officers, directors and principal shareholders, Fred’s is not aware of the failure of any such reporting person to file with the Securities and Exchange Commission (the “Commission”) on a timely basis any required reports of changes in beneficial ownership during fiscal year except for the following instances of untimely reporting: Board of Directors restricted stock granted on July 1, 2014; leadership grants to Jerry Shore, Mark Dely, Sherri Tagg, Lilia Lauren and Ronald Kay on March 25, 2014, Bernice Bloom on April 14, 2014, William Rampy on April 15, 2014, Mike Holligan on September 15, 2014, Craig Barnes on December 1, 2014, Jerry Shore on December 19, 2014 and Sherri Tagg on December 26, 2014; sales of shares acquired through the employee stock purchase plan by Randy Coughlin on April 8, 2014 and Willie Sands on September 9, 2014.

Board of Directors

During the last fiscal year, Fred’s Board of Directors held fourteen meetings. Other than Mr. Efird not being present for two Board Meetings, all of the directors attended all of the Board meetings and the prior year’s annual meeting either in person or telephonically. As a regular part of the board meetings, the independent directors meet separately to discuss different matters on a regular basis. Mr. Hayes is Chairman of the Board of Directors. Non-employee Directors of Fred’s are paid for their services plus reasonable expenses for meeting attendance, and are granted stock options and/or restricted stock from time to time. For additional information on Director Compensation see “Director Compensation.” John R. Eisenman, Steven R. Fitzpatrick, Thomas H. Tashjian, B. Mary McNabb, and Michael T. McMillan were considered independent as defined in the listing standards of the NASDAQ Stock Market (“NASDAQ”) as of the end of fiscal 2014.

Communication with the Board of Directors

The Board of Directors has established a process for shareholders to facilitate communication with Directors. Communications can be addressed to: Board of Directors, Fred’s Inc., c/o Mark C. Dely, Secretary, 4300 New Getwell Rd., Memphis, TN 38118. All communication will be reviewed by our Legal Department and appropriate communications will be forwarded to the Board of Directors on a quarterly basis, unless requested by the Board on a more frequent basis. Shareholder communications will be treated confidentially, subject to applicable laws, regulations or legal proceedings, if so marked on the envelope or in the communication but will be reviewed by the Company’s Legal Department.

Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. We believe that this separation of the positions represents the appropriate structure for us at this time. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in the best interests of the Company and our shareholders to be free to make that determination based on the position and direction of the Company and the membership of the Board. Under our current structure both the Chairman and Chief Executive Officer have responsibility for our business strategy and financial performance. Our Chief Executive Officer is responsible for the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board.

Lead Director

In the event that the Chairman of the Board is also a member of management of the Company, pursuant to the Company’s Corporate Governance Guidelines, the Company will elect an independent Director to serve as Lead Director. The role of the Lead Director is:

•	To consult with and act as a liaison between the Board and CEO;

•	To preside over Board meetings in the absence of the Chairman;

•	To coordinate the activities of the other Non-Management Directors, including the establishment of the agenda for executive sessions of the non-employee Directors and independent Directors;

•	To serve as a contact for interested parties to express opinions and concerns to the non-employee Directors.

•	The Lead Director shall be authorized to call meetings of the non-employee or independent Directors.

Currently, because the Company’s Chairman is not a member of management of the Company, the Company does not have a Lead Director.

Board’s Role in Risk Management

The Board is elected by the shareholders to oversee the long-term health and overall success of the Company. In order to fulfill the Board’s responsibilities, it oversees the proper operation of the business, safeguarding of assets, the maintenance of appropriate financial and internal controls, and the Company’s compliance with applicable laws and regulations. Inherent in carrying out these responsibilities is the Board’s oversight of the various risks that impact the Company. The Board understands that it is impossible to eliminate all risks. Nonetheless, the Board, through its oversight of the Company, undertakes to manage and mitigate risks as appropriate. The primary responsibility for the identification, assessment and management of the various risks that we face belongs with our management team. The entire Board regularly reviews information with management on our business strategy, financial position and operations and considers associated key risks (that can include business, legal, regulatory, compliance, public policy, reputational and other risks).

In addition, the Board executes its oversight role through its Audit Committee and other committees which report regularly to the whole Board on their activities. For our Audit Committee, some areas of specific committee level focus include risk associated with financial reporting, internal control, related party transactions and data security. The Compensation Committee reviews risks associated with our executive incentive compensation policies. Our Governance Committee reviews risks in corporate governance structure, business conduct and ethics.

Code of Conduct

The Company has adopted a code of ethics that applies to all of its directors, officers (including its Named Executive Officers) and employees. Also, the Company has a vendor code of conduct that applies to its vendors. The Company’s code of ethics and vendor code of conduct are available on the Company’s website at www.fredsinc.com and can be found under the Investor Relations and Corporate Governance links. The Board of Directors has adopted a written charter for the Governance Committee, which is also available on the Company’s website. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Governance Committee

At the 2012 Annual Meeting, the shareholders requested by way of a majority vote to appoint a Director who has a high level of expertise and experience in corporate governance. The Board of Directors responded by appointing Thomas H. Tashjian to chair the Governance Committee. Mr. Tashjian is a graduate of the Director’s Consortium of the Stanford Graduate School of Business and is a member of the Society of Corporate Secretaries and Governance Professionals. The Board of Directors has determined that Mr. Tashjian has sufficient high level expertise and experience in corporate governance.

In recognition of the continuing importance of sound corporate governance, the Governance Committee has developed corporate governance guidelines that have been adopted by the Board of Directors. The Governance Committee believes these Corporate Governance Guidelines will provide shareholders and Directors with a clear statement of the Company’s expectations and processes utilized by the Board of Directors with respect to corporate governance matters. A copy of the Corporate Governance Guidelines are available on the Company’s website under the investor relations section.

The Governance Committee makes recommendations to the Board of Directors regarding corporate governance matters and practices. The Governance Committee is currently comprised of Thomas H. Tashjian, Chairman of the Committee and B. Mary McNabb both of whom meet the independence requirements of NASDAQ listing standards and the independence criteria set forth in the SEC’s rules. Governance members are paid for their services $6,000 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance.

Nominating Committee

The Committee recommends nominees for election to the Board by the shareholders at the annual meeting. The committee is comprised of Michael T. McMillan, Chairman of the Committee, John R. Eisenman and Tom H. Tashjian, all of whom meet the independence requirements of NASDAQ listing standards and the independence criteria set forth in the SEC’s rules. Nominating members are paid for their services $6,000 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance. The Board of Directors has adopted a written charter for the Nominating Committee, which is available Company’s website.

The Nominating Committee identifies candidates for nomination based upon its criteria for evaluation as described below. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;

•	executive level business experience and acumen;

•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the retail industry, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its shareholders;

•	business judgment;

•	availability and willingness to serve on the Board;

•	independence requirements of NASDAQ listing standards;

•	potential conflicts of interest with the Company or its shareholders taken as a whole; and

•	accomplishment within the candidate’s own field.

The Company strives to nominate diverse candidates for service on the Board who have a variety of skills and experience. The Board will not discriminate on the basis of race, color national origin, sexual orientation, religion, or disability in selecting nominees.

The Nominating Committee meets at least annually and more often as necessary to make nominations to the Board. The Nominating Committee will consider shareholder nominations to the Board sent to the Nominating Committee, c/o Mark C. Dely, Corporate Secretary, Fred’s Inc., 4300 New Getwell Road, Memphis, TN 38118. To be considered for nomination, a shareholder must provide the Nominating Committee the following:

•	proof of the shareholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Securities Exchange Act of 1934, as amended;

•	a complete description of the candidate’s qualifications, experience, accomplishments and background; and

•	the candidate’s signed consent to serve on the Board.

Recommendations by shareholders that are made in accordance with these procedures will be evaluated using the same standards the Nominating Committee uses for candidates it identifies. The Nominating Committee has the full discretion not to include a shareholder’s candidate in its recommendation to the Board. If the Nominating Committee does not recommend a shareholder’s candidate to the Board, it will not make public the reason or reasons for its decisions. In addition to considering candidates suggested by the shareholders, the committee considers potential candidates recommended by current directors, Company officers, employees and others and may engage consultants or third-party search firms in identifying and evaluating potential nominees. Before recommending any candidate, the Nominating Committee may also:

•	consider whether the shareholder candidate will significantly add to the diverse range of talents, skills and expertise of the Board;

•	conduct appropriate verifications of the background of the candidate; and

•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a shareholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a shareholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

Audit Committee

The Audit Committee of the Board of Directors, which is comprised of John R. Eisenman, Chairman of the Committee, Thomas H. Tashjian, B. Mary McNabb, Michael T. McMillan and Steven R. Fitzpatrick, met four times during the last fiscal year. All of the members attended all of the Committee meetings. Each of the members of the Audit Committee is an independent director as defined in the NASDAQ listing standards and meets the independence criteria set forth in the SEC’s rules. Audit Committee members are paid for their services $16,000 per year for the Chair and $4,500 per year for the other members plus reasonable expenses for meeting attendance.

The Audit Committee is responsible for the engagement of the independent registered public accounting firm, considering the range of audit and non-audit fees, assisting the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, reviewing the Company’s system of internal controls regarding finance, accounting, legal compliance, risk and ethics that management and the Board have established, and reviewing the Company’s auditing, accounting, and financial reporting processes generally.

Audit Committee members have the requisite financial experience to serve on the Audit Committee. The management of the Company has the primary responsibility for the financial statements and reporting process. The independent registered public accounting firm is responsible for conducting and reporting on the audit of the Company’s financial statements and internal controls over financial reporting in accordance with generally accepted auditing standards. The Company’s independent registered public accounting firm is ultimately accountable to the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which is available Company’s website. The Board of Directors has determined that Mr. Tashjian meets the Commission’s definition of audit committee financial expert.

Audit Committee Report

In the context of the role of the Audit Committee as outlined above, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2014 with management of the Company. BDO USA, LLP, the Company’s independent registered public auditing firm, is responsible for performing independent audits of the consolidated financial statements in accordance with generally accepted auditing standards and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in rule 3200T, and other matters required by the Audit Committee’s charter. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP as required by PCAOB Rule 3526 and has discussed with BDO USA, LLP their independence, including consideration of whether the payment to BDO USA, LLP of audit related, tax, and permissible non-audit fees is compatible with maintaining their independence. Based upon its review and discussions with Company management and BDO USA, LLP, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2014 be included in the 2014 Annual Report on Form 10-K for filing with the Securities and Exchange Commission, and that BDO USA, LLP be considered for selection as the Company’s independent registered public accounting firm for 2015.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and BDO USA, LLP. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that BDO USA, LLP is in fact independent.

John R. Eisenman, Audit Committee Chairperson

Thomas H. Tashjian

B. Mary McNabb

Michael T. McMillan

Steven R. Fitzpatrick

Compensation Committee

The Compensation Committee reviews and approves the salaries and cash incentive compensation of executive officers and recommends the grants of stock-based incentive compensation under Fred’s long-term incentive plan. The Compensation Committee, which is comprised of B. Mary McNabb, Chairperson of the Committee, Michael T. McMillan, and John R. Eisenman, met four times during the last fiscal year. Each of the members attended all of the Committee meetings. Each of the members of the Compensation Committee is an independent director as defined in the NASDAQ listing standards and meets the independence criteria set forth in the SEC’s rules. Compensation Committee members are paid for their services, $7,500 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance. The Board of Directors receives the compensation and grant recommendations of the Committee and may approve, amend or reject the recommendations. The Board of Directors has adopted a written charter for the Compensation Committee, which is available at the Company’s website.

Pharmacy Committee

The Pharmacy Committee reviews and provides guidance on the strategy and direction of the Company’s pharmaceutical business. The Pharmacy Committee is comprised of Steven R. Fitzpatrick, Chairperson of the Committee, Thomas J. Tashjian, Jerry Shore, Rick Chambers and Shannon Strickland and met six times during the last fiscal year. Each of the members attended all of the Committee meetings. The non-employee Pharmacy Committee members are paid for their services, $8,000 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance.

Transactions with Related Persons and the Company’s Approval Policy

Atlantic Retail Investors, LLC, is wholly owned by Michael J. Hayes, a director of the Company, and members of his family. As of January 31, 2015, Fred’s is leasing three properties from Atlantic Retail Investors, LLC. These leases were reviewed and approved by the independent Directors of the Company in May 2011based on receiving an independent evaluation from a real estate broker. Mr. Hayes did not take part in that decision. The terms of the leases are consistent with the terms of Fred’s other leased properties. The total rental payments for related party leases were $310.0 thousand for the year ended January 31, 2015, $301.0 thousand for the year ended February 1, 2014 and $326.1 thousand for the year ended February 2, 2013.

Any future transactions which are required to be described by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 will be reviewed and either rejected or approved by the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement details the compensation plans for our executive team. In it we describe our compensation philosophy, policies and practices as they relate to our management team and especially to our Chief Executive Officer (CEO), Chief Financial Officer (CFO and CAO) and the three most highly compensated executive officers (collectively, the “Named Executive Officers”). The Named Executive Officers for 2014 include: Bruce A. Efird (who served as CEO & President through October 29, 2014), Jerry A. Shore (who served as CFO and then CEO beginning on October 30, 2014), Sherri L. Tagg (EVP & Chief Accounting Officer (“CAO”)), Michael K. Bloom (Chief Operating Officer & President), Craig L. Barnes (EVP Supply Chain & Global and Domestic Logistics), and Mark C. Dely (SVP Chief Legal Officer, General Counsel & Secretary). In addition, the Company has also included Rick A. Chambers (EVP Pharmacy Operations) for informational purposes. Mr. Chambers has been one of the Named Executive Officers in the past and the Company anticipates he will be included in the future.

Changes to executive compensation as well as general guidelines for other employees are considered and approved by the Compensation Committee of the Company.

Summary of Fiscal 2014

The following information contains references to years 2014 and 2013, which represent fiscal years ended January 31, 2015 and February 1, 2014.

2014 was a year of investment for the Company. Although the pharmacy department posted another strong script performance in 2014, the year overall was challenging as we dealt with problems in the general merchandise side of our business and the expiring pharmacy supply contract. During the last half of the year, we worked aggressively to clear inventory, close underperforming stores, and improve supply chain strategies. Those efforts resulted in non-recurring charges that were primarily incurred to reduce low-productive inventory and close underperforming stores, which totaled $36.6 million pre-tax or $0.60 per share after tax. Overall, for 2014, the Company’s net loss totaled $28.9 million or ($0.79) per diluted share compared with net income of $26.0 million or $0.71 per diluted share in the prior year. Adjusted net loss for 2014 was $7.3 million or ($0.20) per diluted share, which excludes the $36.6 million pre-tax non-operational charges during 2014.

Even with the challenges of 2014, the Company had some notable accomplishments, including:

•	Total sales for fiscal 2014 increasing from $1.970 billion versus $1.939 billion for fiscal 2013, an increase of 2%.

•	The naming of Jerry Shore as the new CEO and the strengthening of the Company’s merchandising and operations teams with the addition of experienced executives in the retail and pharmacy sectors, including Mike Bloom, President and COO, Craig Barnes, EVP of Supply Chain and Global and Domestic Logistics, and recently on March 23 of this year, Bryan Pugh, Chief Merchandising and Marketing Officer.

•	The Company reduced inventories by $46.3 million throughout 2014 or 13% from the prior year’s balance though the reduction of low-productive inventory and store closures coupled with the markdowns. The reduction of this inventory will make way for our improved convenient and pharmacy healthcare services model.

•	We continued our reconfiguration plan to aggressively accelerate our pharmacy department presence in stores with pharmacies by acquiring 25 new and 21 incremental pharmacy acquisitions. We also opened 4 cold start pharmacy departments in our stores and our specialty pharmacy, EIRIS, recently anniversaried its grand opening in late 2014. Pharmacy department penetration was 58% at the end of 2014 as compared to 52% at the end of 2013.

•	The Company executed a new prime vendor multi-year agreement with pharmacy wholesaler Cardinal Health to serve as Fred’s new primary wholesale supplier for branded and generic pharmaceuticals beginning on October 1, 2014. Under the prime vendor agreement, Fred’s and Cardinal Health have established a mutually beneficial strategic alliance designed to support Fred’s key initiative of rapid pharmacy growth, and build on a foundation of premier supply chain and asset management tools.

Our compensation program is designed to motivate and reward outstanding performance and to drive long-term value creation. We believe that when the Company performs well and achieves its operating goals, that our executive officers should receive rewards that are commensurate with those of our shareholders. Consistent with our philosophy of aligning executive compensation with company performance, in 2014 the Company did not make bonus payments other than to a select number of individuals who were promised minimum bonus amounts when hired, met their the predetermined operating goals, or provided an extraordinary contribution to the Company in 2014.

Compensation Objectives

It is the philosophy of Fred’s that executive compensation is linked to corporate performance and increases in shareholder value. We have designed our compensation program to align our executives’ compensation with the long-term interests of our shareholders and to attract and retain talent. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables Fred’s to attract, motivate and retain a strong leadership team.

•	Reinforce a high performance culture with integrated programs tied to our short and long term objectives.

•	Create alignment of interest between executives and shareholders focused on long term value creation.

Role of Compensation Committee

The Compensation Committee is responsible for setting the compensation philosophy of the Company and then evaluating and monitoring adherence to its objectives. In doing so, the Committee must balance the financial requirements of the Company with the need to attract and retain high caliber individuals for key roles within the Company. The Compensation Committee also reviews the risks and rewards of the Company’s compensation programs. The plans are designed to reward prudent risk-taking over both the short and long term. The Company has put in place clawback features for its senior executives in their compensation programs and has also set expectations for long-term stock ownership of its BOD, CEO and President through share ownership guidelines. These features, along with the general design of the compensation program are meant to ensure appropriate level of risk taking by the Company’s executives over the long term.

The Committee believes that our incentive compensation plans are appropriately related to corporate and individual performance, yielding awards that are tied to the annual financial and operational results of Fred’s and consistent with the returns that are generated on behalf of Fred’s shareholders. After review by the Compensation Committee and management regarding the policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

How We Determine Executive Compensation

In setting executive compensation philosophy and practice, the Company has engaged independent consulting firms and reviewed benchmarking data of peer companies in the retail and pharmacy industries. In collaboration with management, the Compensation Committee has set a standardized structure for salary performance reviews, tailored reviews to be pertinent to the job function and defined and added structure to the review process. The Compensation Committee determines what elements and amounts are included as part of executive compensation to balance between short and long term compensation. The Company’s executive compensation program is reviewed annually by the Compensation Committee and adjusted as needed.

Employee Compensation Components

The Company and the Compensation Committee have implemented compensation programs designed to align our executives’ pay with the achievement of long and short term performance goals that reinforce our business strategy. The Company uses three main components in compensating its executives: base salary, annual cash incentive compensation and stock based incentive compensation. Base salary and cash incentives are geared to reward near term performance, whereas stock awards blend near-term performance with longer-term earnings that result in share price growth.

The Company believes that these compensation incentive plans and practices, which are based on balanced performance metrics, do not encourage excessive short-term risk taking and do promote disciplined progress towards longer-term Company goals.

The elements of the executive compensation program have remained substantially the same for several years. We believe our programs are effectively designed to align with the interests of our shareholders and are instrumental to achieving our business strategy. In accordance with the view expressed by our shareholders in an advisory vote at the 2011 Annual Meeting of Shareholders, our Board of Directors intend to provide for a “say on pay” vote on an annual basis and will continue to consider shareholder concerns and feedback in the future. In determining executive compensation for 2014, the compensation committee considered the overwhelming shareholder support that the “say-on-pay” proposal received at our June 19, 2013 annual meeting of shareholders. As a result, the Compensation Committee continued to utilize the same elements it has used in previous years, with small changes to encourage a mix of more long-term incentive compensation.

Base Salary

We pay base salaries to provide a stable fixed amount of cash compensation. Base salaries are determined through analysis of industry data and comparisons with other peer retailing companies. Salaries are set to recognize individual skills, competencies, experience and organizational impact within a defined job description. Base pay levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

The table below reflects the current base salaries of the Named Executive Officers.

Annual
Base Salary
Jerry A. Shore, CEO	$575,000
Michael K. Bloom, COO & President	$500,000
Rick A. Chambers, EVP Pharmacy Operations	$300,000
Craig L. Barnes, EVP Supply Chain & Global and Domestic Logistics	$275,000
Mark C. Dely, SVP Chief Legal Officer, General Counsel & Secretary	$224,994
Sherri L. Tagg, EVP & CAO	$220,000

Annual Merit Increases

All of our employees’ base salaries are reviewed annually for possible merit increases, however, an increase is not guaranteed. Any adjustments take into account the individual’s performance, responsibilities and experience, as well as external market practices. Salary increases for Named Executive Officers, other than the CEO, are determined by the Chief Executive Officer in consultation with their direct supervisor. The Compensation Committee in consultation with the Chairman of the Board, reviews and discusses the Board’s evaluation of the Chief Executive Officer and then makes recommendations to the non-employee Board Members to consider regarding merit increases of the CEO.

Promotions or Changes in Roles

Base salary may also be increased to recognize a promotion, change in role or additional responsibilities. Promotions, role changes or additional responsibilities do not guarantee a change in compensation. In October of 2014, Jerry Shore was promoted to CEO and Sherri Tagg was promoted to EVP & CAO. Craig Barnes was promoted to General Merchandise Manager in November of 2014 and to EVP – Supply Chain and Global and Domestic Logistics in March of 2015. Base salary was increased for Mr. Shore, Ms. Tagg and Mr. Barnes to recognize their promotions.

Annual Cash and Stock Incentive Compensation (“MIP”)

We pay annual cash and stock incentive compensation to senior executives as part of our Management Incentive Plan (“MIP”) to reward executive performance for the year based on the performance of the Company. The participants only earn payment under the MIP plan if specific pre-established targets and goals are achieved. Generally, forty percent of the bonus payment is contingent upon the Company meeting its pre-tax income corporate goal for the year, while the remaining sixty percent is contingent upon achievement of the employee’s department budget/goals and individual core goals. Of the remaining sixty percent, thirty percent of the bonus payment is contingent on achievement of department goals consisting of meeting either department gross profit, department corporate contribution, department operating profit, or department budget, depending on the department. The remaining thirty percent is contingent upon meeting pre-determined, objective and measured individual goals. Consistent with our pay for performance philosophy, the pharmacy, merchandising and store operations departments must achieve their department goal before they are eligible to receive any bonus on the individual goal component of the MIP. For all other MIP participants, including the CEO and President, in order to be eligible for any payment under the MIP, the Company must meet its threshold pre-tax income goal. The MIP is paid in part stock and part cash compensation. We believe it is important for incentive compensation to include performance-based long-term equity compensation for our senior executives in order to align the interests of these individuals with the interests of our shareholders. We believe that long-term equity compensation is also an important retention tool.

CEO And President Compensation and Employment Agreements

In October of 2014, the Company promoted Jerry Shore to CEO, and in January of 2015, the Company hired Michael Bloom as President and COO for the Company. Both Mr. Shore and Mr. Bloom entered into employment agreements with the Company that provide for the terms of their compensation (“Agreement” or “Agreements”). These Agreements were included as part of the Company’s 2014 third quarter Form 10-Q dated December 11, 2014 in the case of Mr. Shore and as part of a Form 8-K dated January 14, 2015 for Mr. Bloom. The Company utilized an independent third party consultant to aid in determining the compensation for Mr. Bloom and Mr. Shore.

Base Salary

Under the terms of Mr. Shore’s agreement the Company pays an annual base salary of $575,000. The base salary is to be reviewed annually and may be adjusted upward at the discretion of the Board of Directors. Under the terms of Mr. Bloom’s Agreement, the agreement pays an annual base salary of $500,000. Mr. Bloom’s annual base salary will increase to $550,000 beginning with the Company’s fiscal year 2016, and to $700,000 upon promotion. Thereafter, Mr. Bloom’s base salary is to be reviewed annually and may be adjusted upward at the discretion of the Board of Directors.

Annual Cash Incentive

Under the agreements for both Mr. Shore and Mr. Bloom they are able to participate in the Company’s annual cash incentive plan of 75% - 150% of their annual base salary. Eligibility to receive the cash incentive is based upon the achievement of pre-established performance goals agreed upon by the Board of Directors and CEO (in the case of Mr. Bloom). The cash incentive for Mr. Bloom provides for an annual minimum amount of 50% of annual base, provided certain minimum targets (agreed upon by the CEO and Mr. Bloom) are achieved.

Annual Stock Incentive

Mr. Shore’s agreement provides that he is eligible for an annual stock incentive under the Company’s stock incentive program of up to 80% of his annual base salary payable half in restricted stock and half in options to purchase stock of the Company. Mr. Bloom’s agreement provides that he is eligible to receive an annual stock incentive under Company’s stock incentive program in the following amounts: Fiscal Year 2015, $400,000; Fiscal Year 2016, $450,000; and Fiscal Year 2017, $600,000. Thereafter, the incentive amount is equal to 80% of Mr. Bloom’s annual base salary. The amount is payable half in restricted stock of the Company and half in options to purchase stock of the Company. Eligibility to receive the stock incentive is based upon the achievement of pre-established performance goals agreed upon by the Board of Directors and CEO. These goals may be the same or different than the annual cash incentive program.

Mr. Shore also has an opportunity to earn an additional 50% of annual base salary payable in options to purchase stock of the Company for achieving 125% of the mutually agreed upon pre-determined performance goals to qualify for the annual stock incentive. Mr. Bloom has a similar incentive and is eligible to receive an additional amount equal to $250,000 in Fiscal Year 2015; $250,000 in Fiscal Year 2016; $400,000 in Fiscal Year 2017; and 50% of the annual base salary thereafter, payable in options to purchase stock of the Company for achieving 125% of the mutually agreed upon pre-determined performance goals to qualify for the annual stock incentive.

Change in Control

The Agreements for both Mr. Shore and Mr. Bloom provide for compensation in the event of termination for any reason other than cause upon a change in control of the Company within the eighteen-month period following a change in control. This double-trigger change in control states that the Company shall pay either an aggregate amount equal to the annual base salary multiplied by the number of years remaining on the agreement if termination occurs in the first two years of the Agreements, or an aggregate amount equal to the annual base salary if termination occurs after the first two years of the Agreements. In addition, both Mr. Shore and Mr. Bloom are entitled to receive any accrued salary or incentive compensation. Finally, all options provided under the Agreements shall vest and any restrictions on stock provided pursuant to the Agreements shall lapse.

The Compensation Committee agreed to these change in control benefits in order to ensure that in the event of a transaction that the CEO and President would be adequately aligned with the interests of shareholders in evaluating any such situation. These benefits would only be paid out in the event that either Mr. Shore or Mr. Bloom were terminated in connection with a Change in Control event as defined in the Agreements.

2015 MIP Plan

In 2014, the Compensation Committee undertook a comprehensive review of the Company’s incentive compensation program. The Committee utilized an independent consultant and analyzed industry data to benchmark the Company’s compensation plans. Based on this analysis, the Committee made changes to the incentive compensation program to better align the program with industry compensation levels and increase the amount of employee compensation based on incentive measures instead of guaranteed salary. This reinforces the Company’s philosophy of providing incentive based compensation that drives performance and is closely aligned with the interests of our shareholders. The most significant change was to combine the Company’s RSLP program and MIP programs to provide a total incentive that is awarded as 60% cash incentive and 40% restricted stock incentive for VP, SVP and EVP levels. The incentive programs for the CEO and President are approximately 50% cash and 25% restricted stock and 25% options to purchase shares. The following table illustrates the cash and stock incentive bonus potential under the 2015 MIP expressed as a percentage of salary as recommended by the Compensation Committee and adopted by the Board of Directors:

	2015 MIP
	Total	Cash	Stock
	%	%	%
CEO	155%	75%	80%
COO / President	155%	75%	80%
EVP	70%	42%	28%
SVP	55%	33%	22%

In order to achieve the payouts for the MIP program, the participants must achieve established pre-tax income targets. The Compensation Committee decided to change from Earnings before Interest and Taxes (“EBIT”) to pre-tax income to account for the increased interest expense the Company will incur related to its recent acquisition of Reeves-Sain Drug Store, Inc. The fiscal 2015 MIP allows for a graduated stock incentive payout based on a tiered pre-tax income structure. If the Company achieves one of the escalating stock incentive tiers, one fourth of the grant vests on the first anniversary of the grant date. In each of the subsequent fiscal years, one fourth of the base year grant will vest on the anniversary date. The following table represents the cash and stock potential under the 2015 MIP expressed as a percentage of MIP potential based on pre-tax income levels recommended by the Compensation Committee and adopted by the Board of Directors.

Pre-tax
Income	Cash	Stock
(millions)%		%
$6.4	0%	0%
$18.5	0%	50%
$24.6	0%	75%
$30.6	100%	100%
$31.1*

*	A stretch bonus opportunity exists of 3% for every $500,000 pretax income above this level, up to a maximum of 200%

Forty percent of the bonus payment is contingent upon the Company meeting its pre-tax corporate goal for the year, while the remaining sixty percent is contingent upon achievement of the employee’s individual and department goals for 2015 which are outlined above.

Fiscal 2014 and Prior Year Incentive Compensation

Due to Company performance in 2014, a management incentive plan (MIP) was never approved or implemented. No bonuses were paid other than to select individuals who were promised minimum bonus amounts when hired, met their predetermined operating goals, or provided an extraordinary contribution to the Company in 2014. In 2012 and 2013, the Company utilized similar cash incentive plans as the 2015 MIP. Those plans allowed for a graduated cash bonus payout based a percentage of salary based on EBIT levels recommended by the Compensation Committee and adopted by the Board of Directors. The Company failed to achieve its EBIT targets in 2012 and 2013, however, bonuses were paid to several members of the pharmacy department to recognize the strong performance of the department which met the pharmacy operating profit goal in 2012 and 2013. In addition, certain other individuals who met their operating performance goals were paid bonuses based on their performance in 2012 and 2013.

In 2012 and 2013, the Company also had a long-term equity compensation program for our senior executives called the Restricted Stock Leadership Program (“RSLP”). RSLP grants depended on the Company achieving its EBIT goals. The Company did not achieve its EBIT goal in 2012 or 2013 and therefore no RSLP stock grants were made.

Incentive Leadership Grants

In August of 2012, the Compensation Committee recommended that the Board of Directors provide additional restricted stock and option awards to the CEO and CFO to align the interests of our two top executives with those of our shareholders by incentivizing value creation through financial improvement and diversification of the Company in three key areas: (1) improving operating profit margin; (2) driving general merchandising comparable sales growth; (3) achieving diversification through pharmacy growth in the areas of specialty pharmacy, clinical services and patient compliance and adherence. These three areas were identified by the Board of Directors as important to improving the overall performance of the Company. The Board of Directors approved the grant of restricted stock which vests after ten years and has an accelerator for achievement of a 4% operating margin. The Board of Directors also approved the grant of performance based options, 75% of which vest only upon achieving two consecutive years of “real” growth in general merchandising comparable store sales. The remaining 25% vests with the achievement of specific pharmacy goals (namely increasing specialty pharmacy scripts, increasing clinical services, and increasing patient compliance and adherence). The options expire after five years from the date of grant unless the targets are met.

In October of 2013, the Compensation Committee approved the inclusion of the EVP of Pharmacy in the leadership grant program and granted an option to purchase shares which vest only upon the achievement of specific pharmacy goals consistent with those established by the Board of Directors under the grants for the CEO and CFO. The option expires four years from the date of grant unless the targets are met.

To date, none of the targets have been met for these grants.

Compensation for New Hires and Promotions

In order to attract high caliber talent and offer competitive compensation packages, the Company may provide stock options and/or restricted stock to new hires. In addition, individuals who are promoted into an executive or senior executive role may be eligible to receive restricted stock and/or options as part of their compensation for their new role. New hire and promotion grants are made on a case by case basis and are generally effective date as of the employment/promotion date. Certain positions, particularly newly hired, may be provided with a sign-on bonus or guaranteed bonus upon completion of their first year.

In fiscal 2014, the Company provided new incentive compensation to Jerry Shore, Craig Barnes, Sherri Tagg and Mike Bloom related to the promotions of Mr. Shore, Mr. Barnes and Ms. Tagg and the hire of Mr. Bloom. The Compensation Committee believes this compensation was appropriate to attract and retain top talent and to align the interests of those senior leaders of the Company with the interests of our shareholders. The following grants were made:

On December 10, 2014, Mr. Shore received options to purchase 75,000 shares of common stock. On April 15, 2015, Mr. Shore also received options to purchase 40,000 shares of stock and 14,000 shares of restricted stock. Options vest ratably and restrictions lapse ratably on an annual basis beginning on the first anniversary of the date of grant.

Mr. Bloom received 59,207 shares of restricted stock on January 12, 2015. Mr. Bloom will also receive an amount of shares equal to $500,000 divided by the fair market value on the grant date (calculated as the closing price on the date of grant) in the event of his promotion. Restrictions will lapse ratably over a four year period beginning on the first anniversary of the date of grant.

On July 21, 2014, Mr. Barnes received options to purchase 3,500 shares of common stock and 8,500 shares of restricted stock. The options vest ratably over a five year service period. 5,000 shares of restricted stock vest upon achievement of performance metrics, or ten years from the grant date. 3,500 shares of restricted stock vest ratably over three years. On December 1, 2014, Mr. Barnes received options to purchase 11,500 shares of common stock and 2,500 shares of restricted stock. The options vest ratably over a five year service period. The restricted stock vests upon achievement of performance metrics, or ten years from the grant date.

On December 26, 2014, Ms. Tagg received options to purchase 16,000 shares of common stock and 11,600 shares of restricted stock. The options vest ratably over a five year service period. 5,000 shares of restricted stock vest upon achievement of performance metrics, or ten years from the grant date. 6,600 shares of restricted stock vest ratably over three years.

Benefits and Perquisites

The Company provides its full-time employees, including the Named Executive Officers with health insurance coverage, life insurance and an opportunity to participate in the Fred’s 401(k) plan and Employee Stock Purchase Program. The Fred’s 401(k) plan may include matching contributions by the Company. The Employee Stock Purchase program provides participating employees a discount when purchasing shares of the Company’s stock. In addition, perquisites or other personal benefits are provided to some executive officers. These are more fully described as part of the Summary of Executive Compensation. Mr. Hayes and Mr. Shore are permitted to use the Company plane for personal use, but did not do so during 2014, 2013, or 2012. The value of usage, if any, would be recorded as taxable compensation in the year in which it occurred.

The Compensation Committee believes that targeted awards for executive officers of Fred’s under these plans are consistent with targeted awards of other retailing companies of similar size and complexity to Fred’s. Specified awards were recommended by the Chief Executive Officer for the other Named Executives Officers of Fred’s, based upon the Company’s performance, and the Committee considered these recommendations in making its determination.

Pay for Performance Analysis

This section illustrates the relationship between pay and how the Company measures performance. The Compensation Committee strongly believes that compensation for its CEO and executives be tied to the performance of the Company and long term value creation and has designed it’s compensation plans accordingly. As more fully discussed below, this is accomplished by tying all equity and cash incentive compensation awards to achieving key financial metrics that drive Company performance. The Committee also believes that the CEO and executives’ long-term interests are aligned with shareholders when participating in equity ownership in the Company. By comparing the total cumulative shareholder return over time with our CEO’s compensation, the Committee can assess the relationship between performance and compensation.

Cumulative Shareholder Return

Despite 2014 being a challenging year, the Company has still provided return on shareholder value over the last three years. The chart below depicts the total cumulative return that a shareholder would have received at the end of each fiscal year if they had invested $100 in Fred’s stock on February 1, 2012 and reinvested all subsequent dividends.

	2013	2014	2015
Investment Value of $100 on February 1, 2012	$92	$124	$120

Over the three year period from beginning February 1, 2012 and ending February 1, 2015 total shareholder return was 20%.

Reported versus Realizable Pay

The following chart depicts the total realizable compensation of our CEO as compared to the summary table of compensation. The Compensation Committee believes it is important to provide this information since in some years a significant portion of the reported compensation provided to our CEO is an incentive for future performance and is realizable only if the Company meets or exceeds the applicable specific performance metrics, which are more fully described in the paragraphs below. In 2012, the Company awarded the CEO a Leadership Incentive grant of restricted stock and performance based options, described in the 2012 Incentive Leadership Grants paragraph below, which is meant to incentivize and drive long-term performance and accounts for the significant difference between the reported and realizable pay in 2012. For 2014, the compensation utilized was for Bruce Efird due to him being employed with the Company for all of fiscal 2014 and CEO for most of the year.

	2012	2013	2014
Reported Compensation (1)	$2,100,464	$722,277	$712,895
Realizable Compensation (2)	$1,418,967	$853,027	$1,084,761

(1)	Reported compensation is total compensation based on the current reporting rules for the Summary Compensation Table.
(2)	Realizable compensation is pay actually received by the CEO during the year, including salary, non-equity incentive pay and all other compensation (as included in the Summary Compensation Table) plus the net spread at vesting on all previously granted options and the market value on vesting date of all previously granted restricted stock awards. Realizable pay excludes the value of any new or unvested equity grants.

Employment Agreements for the Company’s Prior CEO’s

The Company has employment agreements with its former CEO’s Michael Hayes and Bruce Efird that still had outstanding obligations in fiscal 2014. In 2012, the amended employment agreement with Chairman of the Board and former CEO Michael J. Hayes (April 30, 2003, amended December 16, 2008) concluded, other than the continuation of certain health and dental benefits, which the Company will provide during the lives of Mr. and Mrs. Hayes.

The agreement with former CEO Bruce A. Efird was signed September 22, 2007, and amended December 22, 2008, February 16, 2009 and July 30, 2014. Mr. Efird became Chief Executive Officer effective February 1, 2009. On October 17, 2014, Mr. Efird provided notice of his intent not to renew his employment agreement. Therefore, the contract expired March 31, 2015 at which time Mr. Efird ceased being an employee of the Company.

Director Compensation

The Company pays its directors an annual retainer and reasonable expenses to compensate them for the time spent working on behalf of the Company. In addition, the Company provides additional compensation in the form of restricted stock to tie Director compensation directly to the long term interests of shareholders. Beginning in 2011, restrictions on stock granted do not lapse and the shares do not vest until after the Director leaves the Board of Directors.

Annual Retainer

Non-employee Directors of Fred’s are paid an annual cash retainer for their services plus reasonable expenses for meeting attendance. This cash retainer for 2014, for all except the Chairman of the Board of Directors, was $40,000. The Chairman of the Board is paid a retainer of $162,000 for his service to the Board of Directors and also for serving as Chairman of the Board. Also, the non-employee Directors are paid additional fees for their service on the Audit, Compensation, Nominating Pharmacy and Governance committees, which are reflected below in the Director Compensation table. In addition, Directors are provided a $1,500 per day fee for attending special trips/meetings at the request of management. This fee does not apply to any Board or Committee Meetings.

Incentive Compensation

Non-Employee Directors of Fred’s, with the exception of the Chairman of the Board of Directors, receive an annual grant of 3,500 shares of restricted stock whose restrictions lapse only after the Director ceases being a member of the Board. The Chairman of the Board of Directors receives an annual restricted stock grant of 10,000 shares that vests the day after he ceases to be a Board member. The grant is made each year on the month following the Annual Shareholder Meeting and the election of Directors. In fiscal 2013, the directors received a grant of 2,500 shares of restricted stock for service during fiscal year 2012 and 3,500 shares of restricted stock for service during fiscal year 2013. For both awards during fiscal 2013, restrictions lapse only after the director ceases being a member of the Board. There were two grants in 2013 due to the change in timing of the annual restricted stock grant approved by the Board of Directors. In fiscal 2014, the directors received a grant of 3,500 shares of restricted stock for service during 2014. Restrictions lapse after the director ceases being a member of the Board.

Other Important Compensation Information

Clawback Policy

Beginning with the 2013 MIP, the Board of Directors adopted a clawback policy for any incentive compensation under the MIP. It provides that in the event of an accounting restatement due to material noncompliance of the Company with financial reporting requirements under the U.S. federal securities laws as a result of intentional misconduct, the Board of Directors has the right to recover, from any of its current or former named executive officers who received a cash bonus during the twelve-month period preceding the date on which the Company is required to prepare an accounting restatement, the difference between the amount of any cash bonus paid to the executive officer with respect to the period(s) that such restatement was required, and the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Insider Trading Policy

All executive officers are subject to Fred’s insider trading policy, which prohibits the use or sharing of confidential information for trading in the stock of the Company. In addition, all persons subject to Section 16(a) of the Securities Exchange Act of 1934, which includes all Named Executive Officers, may not engage in any transaction involving Fred’s stock (including a purchase or sale, gift, contribution to a trust, stock option grant or exercise, restricted stock grant, stock grant under a deferred compensation plan, intra-plan transfer involving a Fred’s stock fund, Rule 10(b)5-1 plan transaction, pledge or hedge, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Executive Officer.

Share Ownership Guidelines

The Board of Directors encourages Board members and senior executives to have ownership in the Company. Stock ownership aligns the interests of senior executives with the interests of shareholders and promotes a long-term focus toward management of the Company. In 2013, the Board of Directors adopted the following share ownership guidelines to encourage ownership. For purposes of these guidelines, shares of unrestricted stock, restricted stock and vested incentive or non-qualified stock options with a fair market value above the grant exercise price shall qualify as common stock. In 2014, The Board amended these guidelines to also include the President (previously that role had been a joint role with the CEO).

CEO, President and CFO

The CEO is expected to acquire and hold during his or her tenure shares of the Company’s common stock equal in value to at least 3 times his or her base salary, the President is expected to acquire and hold during his or her tenure shares of the Company’s commons stock equal in value to at least 2.5 times his or her base salary, and the CFO is expected to acquire and hold during his or her tenure shares of the Company’s common stock equal to at least 2 times his or her base salary. The CEO, President and CFO shall have 5 years from the effective date of implementation of the policy or their initial appointment to the position to meet the target stock ownership guideline, and they are expected to continuously own (i.e., retain) sufficient shares to meet the guideline once attained.

Non-Employee Directors

Non-employee directors are expected to acquire and hold during their tenure as a Board member of the Company shares of the Company’s common stock equal in value to at least 4 times the annual retainer for non-employee directors. Non-employee directors shall have 5 years from the effective date of implementation of the policy or their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own (i.e., retain) sufficient shares to meet the guideline once attained.

Company Peer Group

While the Compensation Committee studies other similar companies in its industry to determine the competitiveness and appropriateness of its compensation programs, it has not identified a set peer group. The Compensation Committee recognizes the difficulty in identifying enough companies comparable to Fred’s mix of general merchandise and pharmacy sales, overall sales volume and the quantity, size and geographical location of our stores. The Compensation Committee has engaged a focus group of its customers who mostly identified larger sized national retailers as the Company’s peers rather than small-box and dollar store competitors. Absent a defined peer group and based on its review of all relevant programs, the Compensation Committee believes that the total compensation program for executives of Fred’s is competitive with the compensation programs provided by other companies with which Fred’s competes.

2012 Long Term Incentive Plan

All grants of equity incentive are made pursuant to the Company’s 2012 Long Term Incentive Plan (“Incentive Plan”), or a predecessor plan (i.e. 2002 Long Term Incentive Plan). The Incentive Plan provides the Compensation Committee the ability to grant various forms of equity based compensation and create incentive reward programs for employees such as the RSLP and others. The Incentive Plan was approved by shareholders at the 2012 annual meeting. It authorizes awards up to 3,000,000 shares of no par value common stock of the Company. The Compensation Committee has discretion to award stock options, stock appreciation rights, performance units or restricted stock pursuant to the Incentive Plan. The Compensation Committee may not adjust or amend the exercise price of stock options or stock appreciation rights. Shares shall be available for award until July 26, 2022, unless the Plan is terminated sooner.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time during the past year been one of our officers or employees. Furthermore, no member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company served during 2013 as a director or a member of a compensation committee of any entity that had an executive officer serving as a director of the Company or a member of the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

B. Mary McNabb, Compensation Committee Chairperson

Michael T. McMillan

John R. Eisenman

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned by or paid to the Chief Executive Officer, Chief Financial Officer, EVP of Pharmacy Operations and the three other most highly compensated executive officers, collectively referred to as the Named Executive Officers (“NEOs”) for services rendered to us during the fiscal years indicated.

Name & Principle Position	Year	Salary $(9)	Bonus $(1)	Stock Awards $(2)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings $	All Other Compensation $(4)	Total
Bruce A. Efird	2014	$700,000						$12,895	$712,895
Chief Executive Officer & President	2013	$700,000						$22,277	$722,277
	2012	$696,000		$395,000	$965,000			$44,464	$2,100,464

Jerry A. Shore	2014	$455,773		$484,500				$13,879	$954,152
Chief Executive Officer	2013	$372,503						$10,665	$383,168
	2012	$330,949		$237,000	$579,000			$20,542	$1,167,490

Sherri L. Tagg (5)	2014	$172,954	$22,500	$247,752	$70,560			$659	$514,425
Executive Vice President, Chief Accounting Officer	2013	$133,350						$372	$133,722
	2012	$138,828		$2,752				$998	$142,578

Michael K. Bloom (6)	2014	$19,231		$1,000,006					$1,019,237
Chief Operating Officer & President	2013
	2012

Craig L. Barnes (7)	2014	$133,654		$176,420	$63,213			$1,020	$374,307
Executive Vice President, Supply Chain & Global and Domestic Logistics	2013
	2012

Mark C. Dely (8)	2014	$225,859		$102,714				$3,177	$331,750
Chief Legal Officer, General Counsel & Secretary	2013	$210,000						$1,200	$211,200
	2012	$14,538	$25,000	$68,850	$68,782				$177,170

Rick A. Chambers	2014	$266,400						$5,172	$271,572
Executive Vice President, Pharmacy Operations	2013	$243,346			$234,750	$65,268		$5,350	$548,715
	2012	$219,439						$9,644	$229,083

(1)	Represents 2012 signing bonus for Mark Dely and discretionary cash bonus to Sherri Tagg in 2014.
(2)	The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of the awards according to accounting for share-based payments. For a description of the assumptions used by the Company in valuing these awards for fiscal 2014, please see Note 8 – Equity Incentive Plans to our consolidated financial statements included on our Annual Report filed with the Commission on April 16 2015.
(3)	The amounts in this column reflect cash bonuses earned for the indicated fiscal years performance pursuant to the Management Incentive Plan (MIP).
(4)	The amounts reported include the following:

•	Matching contributions to the Fred’s 401(k) plan, which all participating employees receive.

•	Dividends paid on restricted stock awards that have not vested.

•	Perquisites, which include personal use of Company car, airline tickets for non-business commuting, repair and maintenance costs on personal car, medical insurance premium and health care reimbursement payments.

A list of individual compensation amounts in excess of $10,000 referenced in the All Other Compensation column for2014 is included in the table below.

Name	Dividends
Bruce A. Efird	10,335
Jerry A. Shore	12,788

(5)	Ms. Tagg was named Chief Accounting Officer on October 30, 2014. Ms. Tagg previously served as Vice President, Controller since May 2009.
(6)	Mr. Bloom was named Chief Operating Officer and President on January 12, 2015.
(7)	Mr. Barnes was named EVP, Supply Chain and Global and Domestic Logistics on March 17, 2015. Mr. Barnes joined the Company as SVP, General Merchandising Manager effective July 1, 2014, and was promoted to EVP, Supply Chain and Global and Domestic Logistics effective December 1, 2014.
(8)	Mr. Dely was named Chief Legal Officer, General Counsel and Assistant Secretary effective January 2, 2013 and was named Secretary in August of 2013.
(9)	Salary information in prior year proxy filings was based upon calendar year compensation. Salary information reflected in the above table is based upon fiscal year.

Grants of Plan-Based Awards

There were no grants of non-equity incentive plan-based awards made by the Company to any of its Named Executive Officers during the fiscal year ended January 31, 2015 other than certain signing and discretionary bonuses identified in the summary compensation table. The following table presents information with respect to the grants of plan-based equity incentive awards made by the Company to each of its Named Executive Officers during the fiscal year ended January 31, 2015.

Name	Grant Date	Award Type	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $ (3)
Jerry A. Shore	3/25/2014	Stock Options	25,000			$484,500
Sherri L. Tagg	12/26/2014	Stock Options		16,000	$16.68	$70,560
	3/25/2014	Restricted Stock	2,800			$54,264
	12/26/2014	Restricted Stock	11,600			$193,488
Michael K. Bloom	1/12/2015	Restricted Stock	59,207			$1,000,006
Craig L. Barnes	7/21/2014	Stock Options		3,500	$16.42	$17,993
	12/1/2014	Stock Options		11,500	$14.74	$45,220
	7/21/2014	Restricted Stock	3,500			$57,470
	7/21/2014	Restricted Stock	5,000			$82,100
	12/1/2014	Restricted Stock	2,500			$36,850
Mark C. Dely	3/25/2014	Restricted Stock	5,300			$102,714

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table reflects stock option and restricted stock awards granted to the Named Executive Officers under the Company’s 2002 and 2012 Long-Term Incentive Plans that were outstanding as of January 31, 2015.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration		Number of Shares or Units of Stock That Units that Have Not Vested	Market Value of Shares or Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date		(#)	($)	(#)		($)
Bruce A. Efird	145,985			$9.59	3/9/2016	(1)
	25,000			$13.02	4/21/2016	(2)
		250,000		$13.64	8/23/2017	(3)
									10,000	(5)	$166,000
									4,962	(6)	$82,369
									1,241	(7)	$20,601
									25,000	(4)	$415,000
Jerry A. Shore	12,500			$13.02	4/21/2016	(2)
		150,000		$13.64	8/23/2017	(3)
									25,000	(8)	$415,000
									5,000	(5)	$83,000
									2,290	(6)	$38,014
									573	(7)	$9,512
									15,000	(4)	$249,000
Sherri L. Tagg		16,000		$16.68	12/26/2021	(9)			360	(6)	$5,976
									45	(7)	$747
									2,800	(8)	$46,480
									5,000	(10)	$83,000
									6,600	(11)	$109,560
Michael K. Bloom									59,207	(12)	$982,836
Craig L. Barnes		3,500		$16.42	7/21/2021	(13)
		11,500		$14.74	12/1/2021	(14)
									3,500	(15)	$58,100
									5,000	(16)	$83,000
									2,500	(17)	$41,500
Mark C. Dely	6,100	9,151		$13.77	1/2/2020	(18)
									5,000	(19)	$83,000
									5,300	(8)	$87,980
Rick A. Chambers		75,000		$15.18	10/9/2017	(20)
									3,000	(5)	$49,800
									1,063	(6)	$17,646
									133	(7)	$2,208

(1)	Award was granted on March 9, 2009 and vests 20% on each anniversary of the grant date. The award has since been exercised or canceled.
(2)	This award was granted on March 21, 2011 and vests 33 1/3% on each anniversary of the grant date.
(3)	Award is a performance based award granted on August 24, 2012. Seventy five percent of stock options vest upon the completion of two consecutive fiscal years of general merchandising real growth measured by the an increase in gross margin comparable store performance of 1.65% plus inflation. Remaining options vest upon completion and achievement of the following pharmacy performance metrics: generation of 25,000 Specialty scripts during any fiscal quarter within three years; increase in the current annual immunizations from 21K to 80K during any trailing twelve month period within three years; increase in compliance and adherence on chronic scripts by 10% during any trailing twelve month period within three years. The grant becomes null and void in the event the company obtains less than 100% of the financial plan. In the event of the completion of an acquisition, merger and/or change of control, 50% of any non-vested options will vest. Options expire on August 23, 2017.
(4)	These awards are performance and/or service based restricted stock granted on August 20, 2012. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.

(5)	These awards are performance and/or service based restricted stock granted on February 8, 2008. The performance criteria were changed May 26, 2008. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(6)	This award was granted on May 3, 2011. This is a performance based award and required the Company to achieve an EPS of $0.86 for fiscal year 2011. The Company achieved an EPS of $0.87. The value of the grant was adjusted accordingly and one fourth vested on the first anniversary of the grant date, May 3, 2012. The second fourth vests upon the company achieving an EPS of $0.99 for fiscal year 2012 on the second anniversary of the grant date. The Company achieved EPS of $0.81 for 2012. The second fourth of the grant was cancelled on the second anniversary of the grant date, May 3, 2013. The third fourth vests upon the company achieving an EPS of $1.14 for fiscal year 2013 on the third anniversary of the grant date. The Company achieved an EPS of $0.71 for fiscal year 2013. The third fourth of the grant was cancelled on the third anniversary of the grant date, May 3, 2014. The last fourth vests upon the company achieving an EPS of $1.31 for fiscal year 2014 on the fourth anniversary of the grant date. The last fourth of the grant was cancelled prior to the fourth anniversary of the grant date, May 3, 2015.
(7)	This award is a true-up of the equity incentive plan for fiscal year 2011. The initial grant on May 3, 2011 was issued at the target amount of 80% of maximum. The maximum was achieved; as such an additional grant was issued on August 3, 2012. This grant has the same performance requirements and vesting schedule as the grant in footnote (6), except the tranche related to fiscal year 2011 performance vested immediately on the grant date.
(8)	These awards were granted on March 25, 2014. Shares vest ratably over a three year service period.
(9)	This award was granted on December 26, 2014. The options vest 20% per year on the anniversary of the grant date. The options expire seven years from the grant date.
(10)	Awards are performance and/or service based restricted stock granted on December 26, 2014. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(11)	This award was granted on December 26, 2014. Shares vest ratably over a three year service period.
(12)	This award was granted on January 12, 2012. Shares vest 25% per year on the anniversary of the grant date.
(13)	This award was granted on July 21, 2014. The options vest 20% per year on the anniversary of the grant date
(14)	This award was granted on December 1, 2014. The options vest 20% per year on the anniversary of the grant date.
(15)	Award granted on July 21, 2014. The shares vest ratably over a three year period on the anniversary of the grant date.
(16)	Awards are performance and/or service based restricted stock granted on July 21, 2014. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(17)	Awards are performance and/or service based restricted stock granted on December 1, 2014. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(18)	This award was granted on January 2, 2013. The options vest 20% per year on the anniversary of the grant date.
(19)	These awards are performance and/or service based restricted stock granted on January 2, 2013. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(20)	Award was granted on October 9, 2013. These are performance based awards for which the vesting is contingent upon completion and achievement of projects and goals established and agreed upon by the option holder and the Pharmacy Committee of the Board. In the event of the completion of an acquisition, merger and/or change of control, 50% of any non-vested options will vest. The options expire four years from the date of grant.

Option Exercises and Stock Vested

The following table reflects the value of options exercises and restricted stock vesting events during the fiscal year ended January 31, 2015 involving any current Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#) (1)	($) (2)	(#)	($)
Bruce A. Efird	80,000	$351,200
	80,000	$311,200
	85,052	$481,394
Jerry A. Shore			10,000	$176,600
Sherri L. Tagg	1,000	$5,387
Rick A. Chambers			10,000	$176,600

(1)	Represents the difference between market price on date of exercise and option strike price for each option.
(2)	Reflects the value of restricted shares vested based upon the market price on the vesting date.

Director Compensation

There are four primary components of compensation to our non-management directors: a cash retainer, committee chair fee, committee member fee and restricted stock. Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their services in their capacity as a director. The following table sets forth the types and amounts of compensation paid to our directors as of January 31, 2015:

Annual Retainer
Chairman of the Board	$162,000
Standard	$40,000

Committee Chair Fees
Audit	$16,000
Nominating	$6,000
Governance	$6,000
Compensation	$7,500
Pharmacy	$8,000
Financial Director	$11,500

Committee Member Fees
Audit	4,500
Nominating	$1,500
Governance	$1,500
Compensation	$1,500
Pharmacy	$1,500

Annual Restricted Stock Grant (1)
Chairman of the Board	10,000 shares
Standard	3,500 shares

(1)	Restricted stock granted to directors in fiscal 2012 and 2011 cliff vests on the day after the grantee ceases to be a Board of Director member. In the event of termination without cause the restricted shares will cliff vest on the day before such termination. During the fiscal year ended February 1, 2014 Board members received two grants, one for 2,500 shares on February 11, 2013 and another for 3,500 shares on August 26, 2013. Beginning with the August grant, the Board is paid prospectively rather than retrospectively. During the fiscal year ended January 31, 2015 Board members received 3,500 shares on July 1, 2014.

Non-management directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board or committee service.

The following table sets forth the compensation paid to non-management directors during the fiscal year ended January 31, 2015.

Name	Fees earned or Paid in Cash $	Stock Awards $(1)	Option Awards $	Change in Pension Value and Non-Qualified Deferred Compensation Earnings $	Total
Michael J Hayes	$162,000	$153,800	—	—	$315,800
John R. Eisenman	$59,000	$53,830	—	—	$112,830
Thomas H. Tashjian	$70,500	$53,830	—	—	$124,330
B. Mary McNabb	$53,500	$53,830	—	—	$107,330
Michael T. McMillan	$52,000	$53,830	—	—	$105,830
Steven R Fitzpatrick	$59,250	$53,830	—	—	$113,080

(1)	This represents the full grant date fair value of the 2014 restricted stock awards to non-employee directors.

The following chart sets forth outstanding stock and stock options at fiscal year-end held by non-management directors; all option awards outstanding are vested.

	Restricted	Stock
Name	Stock	Options
Michael J Hayes	41,804	—
John R. Eisenman	14,500	—
Thomas H. Tashjian	14,500	—
B. Mary McNabb	14,500	—
Michael T. McMillan	14,500	—
Steven R. Fitzpatrick	12,000	2,500

Potential Post Employment Payments or Benefits

This section explains the payments and benefits to which the Named Executive Officers are entitled to in various terminations of employment scenarios. For purposes of this explanation, we have assumed that termination of employment occurred on January 31, 2015, the last day of our 2014 fiscal year.

The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payment is altered by a termination of employment. This section does not cover all amounts the Named Executive Officers would receive following termination. Specifically, the Named Executive Officers are entitled to retain their vested stock option awards, and if they meet specified minimum age at the time of termination, the unvested portion of certain stock option awards are not forfeited, and vesting will continue according to the original schedule. The minimum age is 65 and none of the Named Executive Officers has reached the minimum age as of 2014 fiscal year end.

The following table reflects compensation upon the occurrence of a range of potential separation events for each of the Named Executive Officers, calculated as if the separation event occurred on January 31, 2015. The actual amounts to be paid can only be determined at the time of an actual event.

		Involuntary
	Change in	(Not for Cause)
	Control	Termination	Retirement	Death
Name	($)	($ )	($)	($)
Bruce A. Efird
Salary (1)	$116,667	$116,667	$—	$—
Stock Options (2)	370,000	370,000	—	370,000
Restricted Stock	—	—	—	—
Health Benefits	—	—	—	—

Totals	$486,667	$486,667	$—	$370,000
Jerry A. Shore
Salary (1)	$1,006,250	$1,006,250	$—	$—
Stock Options (2)	444,000	444,000	444,000	444,000
Restricted Stock (3)	794,526	794,526	794,526	794,526
Health Benefits (4)	13,417	13,417	20,126	—

Totals	$2,258,193	$2,258,193	$1,258,652	$1,238,526
Sherri L. Tagg
Salary	$—	$—	$—	$—
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
Health Benefits	—	—	—	—

Totals	$—	$—	$—	$—
Michael K. Bloom
Salary (1)	$1,479,167	$1,479,167	$—	$—
Stock Options (2)	—	—	—	—
Restricted Stock (3)	982,836	982,836	—	982,836
Health Benefits (4)	13,417	13,417	—	—

Totals	$2,475,420	$2,475,420	$—	$982,836
Craig L. Barnes
Salary	$—	$—	$—	$—
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
Health Benefits	—	—	—	—

Totals	$—	$—	$—	$—
Mark C. Dely
Salary	$—	$—	$—	$—
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
Health Benefits	—	—	—	—

Totals	$—	$—	$—	$—
Rick A. Chambers
Salary	$—	$—	$—	$—
Stock Options (2)	53,250	—	—	—
Restricted Stock	—	—	—	—
Health Benefits	—	—	—	—

Totals	$53,250	$—	$—	$—

(1)	Under employment agreements with Mr. Efird, Mr. Shore and Mr. Bloom, the Company is required to pay severance for a specified period of time in the event of a change of control or involuntary termination.

(2)	Stock options granted to Mr. Chambers on October 9, 2013 provide for a portion of the grant to vest in the event of a merger or change in control. Additionally, certain options granted to Mr. Efird on August 24, 2012 provide for a portion of the grant to vest in the event of a merger or change in control or in the event of an involuntary termination. Furthermore, employment agreements with Mr. Shore and Mr. Bloom allow for vesting of unvested stock options upon a change in control, involuntary termination, retirement or death.
(3)	Under employment agreements with Mr. Shore and Mr. Bloom, unvested restricted stock vests upon a change in control, involuntary termination, retirement or death.
(4)	Employment agreements with Mr. Shore and Mr. Bloom contemplate continuation of health insurance coverage or payment of COBRA in instances where there is a change in control, involuntary termination or retirement.

PROPOSAL 2 - APPROVE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP audited the Company’s consolidated financial statements and internal control over financial reporting for the year ended January 31, 2015. BDO USA, LLP is an independent registered public accounting firm. The Board of Directors is asking the shareholders to approve the appointment of BDO USA, LLP as such independent registered public accounting firm for the fiscal year ending January 30, 2016. Although not required by law, NASDAQ listing standards, or the Company’s bylaws, the Board of Directors is submitting the selection of BDO USA, LLP to the shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders, including economic considerations.

The Board of Directors will offer a resolution at the Annual Meeting to ratify this selection. BDO USA, LLP, which has acted as independent registered public accounting firm of Fred’s since July 30, 2004, is expected to be represented at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Fees Paid to Independent Registered Public Accounting Firms

The following table sets forth certain fees billed and to be billed to us by BDO USA, LLP in fiscal 2014 and 2013 in connection with various services provided to us throughout those fiscal years:

Service	2014 Aggregate Fees Billed	2013 Aggregate Fees Billed
Audit Fees (1)	$809,632	$813,819
Audit-Related Fees (2)	52,431	37,101
Tax Fees (3)	—	—
All Other Fees	—	—

(1)	Audit fees include fees and expenses associated with the annual audit of consolidated financial statements, reviews of quarterly financial statements, and Sarbanes-Oxley Section 404 attestation services.
(2)	Audit related fees include audits of employee benefit plans, statutory audits of a subsidiary, and consultation on accounting and reporting matters.
(3)	Tax fees represent billings for professional services for tax planning, structuring and compliance (including federal, state, and local).

The Audit Committee has the responsibility to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Where feasible, the Audit Committee considers and, when appropriate, pre-approves such services at regularly scheduled meetings after being informed by management as to the nature of the services to be performed and projected fees. The Committee also has authorized its Chairman to consider and, when appropriate, pre-approve audit and non-audit services in situations where pre-approval is necessary prior to the next regularly scheduled meeting of the Audit Committee. Company management and the Chairman must report to the Audit Committee at its next meeting with respect to all services pre-approved by him since the last Audit Committee meeting.

In fiscal 2014, all audit and permissible non-audit services provided by our independent registered public accounting firm were pre-approved by the Audit Committee.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers as described in the “Compensation Discussion and Analysis” section and the “Executive Compensation” section. In accordance with the view expressed by our shareholders in an advisory vote at the 2011 Annual Meeting of Shareholders, our Board of Directors currently intends to provide for an advisory vote on compensation on an annual basis.

As we describe in more detail under the heading “Compensation Discussion and Analysis”, we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our executives for the achievement of short-term and long-term operational, financial and individual goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and stock awards geared towards long-term equity incentive. At our 2014 Annual Meeting of Shareholders, more than 98% of the shares voted (or more than 92% of total shares outstanding) were cast in support of the Company’s executive compensation program.

Highlights of our executive compensation program include:

•	All of our incentive plans are performance based and therefore a large portion of the total potential realizable compensation is tied to Company performance and measurable goals.

•	Equity awards that have been granted vest over multiple years which are intended to encourage long-term retention and ownership.

•	Equity awards incentivize management to manage and grow the value of the business over the long-term, serving to align the financial interests of our executive officers with those of our shareholders.

•	Our Compensation Committee considers the performance, organizational impact, skills and experience when reviewing and determining salary levels of each named executive officer. Base pay levels are competitive within the middle of a range that the Compensation Committee considers reasonable and necessary.

We believe that our executive compensation program is well designed, appropriately aligns the compensation of our executive officers with our performance objectives and our company strategy and incentivizes strong individual performance. In deciding how to vote on this proposal, we encourage you to read the entire “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion and analysis of our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy are authorized by you to act, and will act, in respect thereof in accordance with recommendations of management and their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the proxy statement and presented at the 2015 Annual Meeting must be received by the Company no later than January 21, 2016 and the proposals must meet certain eligibility requirements of the Securities and Exchange Commission. Proposals may be mailed to Fred’s, Inc., to the attention of the Secretary, 4300 New Getwell Road, Memphis, Tennessee 38118.

SOLICITATION OF PROXIES AND COST THEREOF

The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of mail systems, employees of the Company, without extra remuneration, may solicit proxies personally or by telecommunications. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS), BY WRITING TO: FRED’S, INC., ATTN: SECRETARY, 4300 NEW GETWELL ROAD, MEMPHIS, TENNESSEE 38118.

By order of the Board of Directors,

Mark C. Dely
Secretary

May 20, 2015

FRED’S, INC.

Holiday Inn Express

2192 S. Highway 441, Dublin, Georgia

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - JUNE 17, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Mark C. Dely and Sherri L. Tagg, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock of the undersigned at the Annual Meeting of the Shareholders of Fred’s, Inc., to be held June 17, 2015, at 5:00 p.m., Eastern Daylight Time, or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner:

1. Election of Directors for the term of one year.

[ ] FOR all nominees listed below	[ ] WITHHOLD ALL AUTHORITY *
(except as marked to the contrary below)	to vote for all nominees listed below

*INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE’S NAME BELOW.

Michael J. Hayes	John R. Eisenman	Thomas H. Tashjian	B. Mary McNabb
Michael T. McMillan	Jerry A. Shore	Steven R. Fitzpatrick

2. Approval of BDO USA, LLP as independent registered public accounting firm of the Company, as described in the Proxy Statement.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3. Advisory vote on executive compensation.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

In their discretion, the Proxies are authorized to vote upon such other business (none at the time of the solicitation of this Proxy) as may properly come before the meeting or any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED FOR THE PROPOSALS 1, 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

The undersigned acknowledges receipt of Notice of said Annual Meeting and the accompanying Proxy Statement, and hereby revokes all proxies heretofore given by the undersigned for said Annual Meeting. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO VOTING THEREOF.

Dated: , 2015

Signature of Shareholder	Signature of Shareholder (if held jointly)

Please Date this Proxy and Sign Your Name or Names Exactly as Shown Hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, Please Sign Your Full Title as Such. If There Are More than One Trustee, or Joint Owners, All must Sign. Please Return the Proxy Card Promptly Using the Enclosed Envelope.